Exhibit 99.1

PRESS

RELEASE

November 29, 2013

BankGuam Holding Company

Declares 4th Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared an $0.1250 per share quarterly cash dividend at the Board’s regular meeting held on November 25, 2013. The dividend will be paid on December 31, 2013 to shareholders of record as of December 16, 2013.

“The continuing profitability of the Bank has allowed us to pay dividends this quarter to our shareholders, and represent a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company

Lourdes A. Leon Guerrero, President and Chair of the Board

(671) 472-5271